Exhibit 99.1

News Release	Contacts Investors: Media:	Peter Poillon +1 212 915-8084 Email: peter.poillon@willis.com Miles Russell +44 20 3124-7446 Email: miles.russell@willis.com

Willis Group Reports First Quarter 2014 Results

Total revenues up 4.4%; reported and organic commissions and fees growth of 4.2%

Strong revenue growth in emerging markets, North America and reinsurance

Announcing program to further strengthen client service capabilities and to secure expected cumulative cost savings of $420 million through 2017 and annual cost savings of $300 million starting 2018

Cumulative charges of $410 million through 2017 associated with program

NEW YORK, April 29, 2014 – Willis Group Holdings plc (NYSE: WSH), the global risk advisor, insurance and reinsurance broker, today reported results for the three months ended March 31, 2014.

Willis Group reported net income of $246 million or $1.35 per diluted share in the first quarter of 2014. This compares to net income of $219 million, or $1.24 per diluted share, in the year ago period.

Adjusted net income, which excludes the impact of items detailed in note 3 of the supplemental financial information included in this press release was $248 million, or $1.36 per diluted share in the current quarter, and was negatively impacted by foreign currency movements of $0.03 per diluted share. Adjusted net income was $257 million, or $1.46 per diluted share, in the first quarter of 2013.

Financial highlights:	Three months ended March 31,
	2014	2013	Change
Reported diluted EPS	$1.35	$1.24	8.9%
Adjusted diluted EPS	$1.36	$1.46	(6.8)%
Reported operating margin	29.7%	26.7%	300	bps
Adjusted operating margin	29.7%	31.1%	(140	) bps
Reported commissions and fees growth	4.2%	4.1%
Organic commissions and fees growth	4.2%	4.1%

“We began 2014 with another quarter of solid mid-single digit revenue growth and positive contributions from each of our segments. Willis International and Willis North America both performed strongly. Willis Global grew modestly, with a strong contribution from its reinsurance business partially offset by its UK retail and specialty insurance businesses,” said Willis Group CEO Dominic Casserley. “Adjusted operating income matched the prior year, as we continued to invest in higher growth regions such as emerging markets, businesses such as Global Wealth Solutions in Asia, and client service improvements such as our Connecting Willis initiative.”

Casserley continued, “The long-term strategy we set out at our 2013 Investor Conference calls for continued investment to drive organic growth, a spread between revenues and expenses on average of 70 basis points or more, and resulting in improved cash flow generation. We remain confident about and committed to that plan. Further, as we continue to invest to grow revenues, we also have an opportunity to take more action on expenses. Today we are launching a multi-year operational improvement program designed to further strengthen our client service capabilities and to deliver expected cumulative cost savings of approximately $420 million through 2017 and annual cost savings of approximately $300 million starting in 2018.”

First quarter 2014 financial results

Revenues

Total revenues, which include commissions and fees, investment income and other income, were $1,097 million in the first quarter of 2014, an increase of 4.4% from $1,051 million in the first quarter of 2013.

Total reported commissions and fees improved to $1,090 million in the first quarter of 2014, up 4.2% from $1,046 million in the prior year quarter. Foreign currency translation favorably impacted commissions and fees by $3 million in the first quarter of 2014.

Organic commissions and fees growth in the first quarter of 2014 was 4.2% compared to the same quarter in 2013.

Commissions and fees by segment

The table below reconciles reported commissions and fees growth to organic commissions and fees growth, as defined in note 1 of the supplemental financial information, for the three months ended March 31, 2014.

	Three months ended March 31,			Change attributable to
	2014	2013	% Change	Foreign currency translation	Acquisitions and disposals	Organic commissions and fees growth
North America	$369	$355	3.9%	(0.1)%	(0.7)%	4.7%
International	279	264	5.7%	(1.5)%	—%	7.2%
Global	442	427	3.5%	1.6%	(0.1)%	2.0%

Total	$1,090	$1,046	4.2%	0.3%	(0.3)%	4.2%

Willis North America segment

The North America segment achieved 4.7% organic commissions and fees growth in the first quarter of 2014 compared with the first quarter of 2013.

Growth in commissions and fees was reported across most of North America’s geographic regions, led by the Midwest and the South. Similarly, most of the product and industry practices reported growth, with the construction practice up in the low teens and the human capital practice up mid-single digits.

Willis International segment

The International segment achieved 7.2% organic growth in commissions and fees in the first quarter 2014 compared with the same period in 2013. Organic growth in the quarter was positively impacted by $6 million related to the revenue recognition adjustment in China that negatively impacted revenue in the fourth quarter of 2013. Excluding the 250 basis point impact of this adjustment, organic growth in International would have been 4.7%.

Operations in Western Europe continued to expand in the first quarter, recording low single digit growth with positive contributions from almost all countries across the region. Eastern Europe recorded growth in the mid-teens. Latin America operations grew low-teens with strong results in Brazil and strong performances from Venezuela, Argentina, Chile and Mexico. Operations in Asia were strong, led by China and Hong Kong. Australasia was down, but by less than one percent.

Willis Global segment

The Global segment, which comprises Willis Re, Global Insurance (Willis UK and Specialties businesses), Facultative, Risk, and Willis Capital Markets & Advisory, achieved 2.0% organic growth in commissions and fees in the first quarter of 2014 compared with the first quarter of 2013.

Growth in the segment was led by Willis Re, which recorded high mid-single digit growth in the seasonally largest quarter for the reinsurance business, driven by high-teens growth in Specialty reinsurance and mid-single digit growth in North America reinsurance.

The Global Insurance unit had a disappointing quarter, down high single digits primarily due to lower performance in three of the unit’s major businesses: Willis UK, Transportation, and Construction, Property & Casualty. The weaker performance reflects varying degrees of lower new business growth, lower retention and negative timing of revenues amongst those businesses. This is the first time that Willis is reporting the results of Global Insurance operations since announcing the change in its organizational structure that is designed to better connect Willis’s leading specialty expertise in the London market with the retail client servicing capabilities of Willis UK.

Expenses

Total reported expenses were $771 million in the first quarter of 2014, essentially flat compared with $770 million in the first quarter of 2013. Foreign currency movements negatively impacted total expenses in the first quarter of 2014 by $7 million.

Total expenses in the prior year quarter included $46 million related to the 2013 expense reduction initiative. Excluding the impact of this item and excluding the negative impact from foreign exchange movements in the current quarter, total expenses increased 5.5% compared with the year ago quarter.

Reported salaries and benefits were $570 million in the first quarter of 2014, an increase of 0.4% from $568 million in the year ago quarter. Foreign currency movements negatively impacted salaries and benefits in the first quarter of 2014 by $4 million. Salaries and benefits in the first quarter of 2013 included $29 million related to the expense reduction initiative. Adjusting for this item and excluding the negative impact from foreign exchange movements in the current quarter, the quarter over quarter increase in salaries and benefits was 5.0%. This increase was primarily due to continued investment reflected in increased headcount relative to the prior year in growth businesses and regions, as well as annual salary reviews globally.

Salaries and benefits were equivalent to 52% of revenues in the first quarter of 2014 while salaries and benefits, excluding the charge related to the expense reduction initiative, were 51% of revenues in the first quarter of 2013.

Other operating expenses in the first quarter of 2014 were $165 million, compared to $162 million in the year ago period, an increase of 1.9%. Foreign currency movements negatively impacted other operating expense in the first quarter of 2014 by $2 million. Other operating expenses in the first quarter of 2013 included $12 million related to the expense reduction initiative. Adjusting for this item, and excluding the negative impact from foreign exchange movements in the current quarter, the quarter over quarter increase in other operating expenses was 8.7%, primarily due to higher business development expenses and increased spend on systems related projects.

Depreciation and Amortization of intangible assets were $23 million and $13 million respectively, in the first quarter of 2014. Depreciation and Amortization of intangible assets were $26 million and $14 million, respectively, in the first quarter of 2013. Depreciation in the first quarter of 2013 included a $5 million charge related to the expense reduction initiative.

Operating margin

Willis Group reported and adjusted operating margin was 29.7% in the first quarter 2014, and was negatively impacted by 50 basis points from foreign currency movements. This compares to reported and adjusted operating margin in first quarter 2013 of 26.7% and 31.1%, respectively.

The decline in the adjusted operating margin was driven by higher salaries and benefits and other operating expenses, partially offset by higher commissions and fees and other income.

Tax

The reported tax rate for the quarter ended March 31, 2014 was approximately 21%, compared to approximately 19% for the first quarter of 2013. While both the current and prior year periods are impacted by the requirement to maintain a valuation allowance against U.S. deferred tax assets, the first quarter 2014 tax rate was higher primarily due to the expectation of paying current taxes in the U.S. in 2014, which results in a higher tax charge on U.S. income in the current period compared with the prior period.

Operational Improvement Program

During its July 2013 Investor Conference, Willis announced a number of growth initiatives and financial goals intended to drive improved shareholder value. In line with those initiatives and goals, the Company is announcing an operational improvement program that will allow Willis to continue to strengthen its client service, realize operational efficiencies, and invest in new capabilities for growth.

Starting in the second quarter of 2014, the program is expected to be complete by the end of 2017. The program is expected to deliver cumulative cost savings of approximately $420 million through 2017 and annual cost savings of approximately $300 million starting in 2018. The estimated phasing of cost savings is: approximately $5 million in 2014, approximately $45 million in 2015, approximately $135 million in 2016 and approximately $235 million in 2017. The estimated cost savings are before any potential reinvestment. However, the Company expects the majority of savings to be reflected in earnings. To achieve these savings, the Company expects to incur cumulative charges amounting to approximately $410 million through the end of 2017.

Total charges, actual savings and timing may vary positively or negatively from these estimates due to changes in the scope, underlying assumptions or execution risk of the restructuring plan throughout its duration.

The main elements of the program will include:

•	Movement of more than 3,500 support roles from higher cost locations to Willis facilities in lower cost locations, bringing the ratio of employees in higher cost versus lower cost locations from approximately 80:20 to approximately 60:40;

•	Net workforce reductions in support positions;

•	Lease consolidation in real estate and reductions in ratios of seats per employee and square footage of floor space per employee; and

•	Information technology systems simplification and rationalization.

The Company expects that about 70% of the annualized 2018 savings will come from role relocation and reduction, and about 30% of the savings from real estate, information technology and other areas.

As the program proceeds, Willis will provide regular updates on the associated savings from the program as well as the charge. Willis will also disclose certain key operational metrics that will demonstrate how the program is making the changes which drive savings, including the ratio of roles in higher cost locations to lower cost locations, the ratio of seats per employee, and square footage of floor space per employee.

The program will be overseen by a sub-committee of Willis Group’s Operating Committee chaired by David Shalders, Group Operations & Technology Director.

Dominic Casserley commented: “Our announcement today follows months of detailed analysis of our cost base that identified opportunities for savings in areas such as workforce location, real estate rationalization and more effective use of technology. Capturing these savings will reduce our operational cost base and enable us to strengthen further our client service through investment in new client service capabilities and simplified operational systems and processes. This decisive program reinforces our commitment laid out at our 2013 Investor Conference to grow revenues faster than expenses over the medium term, driving increased cash flow generation.”

Balance sheet highlights

As of March 31, 2014, cash and cash equivalents were $734 million, total debt was $2,322 million and total equity was $2,472 million. As of December 31, 2013, cash and cash equivalents totaled $796 million, total debt was $2,326 million and total equity was $2,243 million.

Dividends

At its April 2014 Board meeting, the Board of Directors approved a regular quarterly cash dividend of $0.30 per share (an annual rate of $1.20 per share). The dividend is payable on July 15, 2014 to shareholders of record at June 30, 2014.

Share buyback

In February, Willis announced that it intended to buy back $200 million in shares in 2014 to offset the increase in shares outstanding resulting from the exercise of employee stock options. Since the announcement, and through the end of the first quarter of 2014, the Company bought back 904,000 shares for $38 million.

Change in disclosure and presentation

The Company filed a Form 8-K on April 4, 2014, describing certain changes to the structure of its operations, changes to segmental financial information, and changes to the presentation of certain items in the consolidated statement of operations. A summary of the impact on selected financial data for years 2013, 2012 and 2011 was included in the Form 8-K and is also included in the slide presentation that will be referred to in the conference call outlined below. The slides are available to view and download from the investor relations section of the Company’s website at www.willis.com.

Conference call, webcast and slide presentation

A conference call to discuss the first quarter 2014 results will be held on Wednesday, April 30, 2014, at 8:00 AM Eastern Time. To participate in the live call, please dial (866) 803-2143 (U.S.) or +1 (210) 795-1098 (international) with a pass code of “Willis”. A live (listen-only) audio web cast may be accessed through the investor relations section of the Company website at www.willis.com.

A replay of the call will be available through May 30, 2014 at 5:00 PM Eastern Time, by calling (866) 509-3699 (U.S.) or + 1 (203) 369-1911 (international). A replay of the webcast will be available through the website.

About Willis

Willis Group Holdings plc is a leading global risk advisor, insurance and reinsurance broker. With roots dating to 1828, Willis operates today on every continent with more than 18,000 employees in over 400 offices. Willis offers its clients superior expertise, teamwork, innovation and market-leading products and professional services in risk management and transfer. Our experts rank among the world’s leading authorities on analytics, modelling and mitigation strategies at the intersection of global commerce and extreme events. Find more information at our Website, www.willis.com, our leadership journal, Resilience, or our up-to-the-minute blog on breaking news, WillisWire. Across geographies, industries and specialisms, Willis provides its local and multinational clients with resilience for a risky world.

Forward-looking statements

We have included in this document ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as ‘anticipate’, ‘believe’, ‘estimate’, ‘expect’, ‘intend’, ‘plan’, ‘probably’, or similar expressions, we are making forward-looking statements.

There are important uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained in this document, including the following:

•	the impact of any regional, national or global political, economic, business, competitive, market, environmental or regulatory conditions on our global business operations;

•	the impact of current global economic conditions on our results of operations and financial condition, including as a result of those associated with the Eurozone, any insolvencies of or other difficulties experienced by our clients, insurance companies or financial institutions;

•	our ability to implement and fully realize anticipated benefits of our new growth strategy and revenue generating initiatives;

•	our ability to implement and realize anticipated benefits of any expense reduction initiative, including our ability to achieve expected savings from the multi-year operational improvement program as a result of unexpected costs or delays and demand on managerial, operational and administrative resources and/or macroeconomic factors affecting the program;

•	volatility or declines in insurance markets and premiums on which our commissions are based, but which we do not control;

•	our ability to develop and implement technology solutions and invest in innovative product offerings in an efficient and effective manner;

•	our ability to continue to manage our significant indebtedness;

•	our ability to compete in our industry, including any impact if we continue to refuse to accept contingent commissions from carriers in the non-Human Capital areas of our retail brokerage business;

•	our ability to develop new products and services;

•	material changes in commercial property and casualty markets generally or the availability of insurance products or changes in premiums resulting from a catastrophic event, such as a hurricane;

•	our ability to retain key employees and clients and attract new business;

•	the timing or ability to carry out share repurchases and redemptions;

•	the timing or ability to carry out refinancing or take other steps to manage our capital and the limitations in our long-term debt agreements that may restrict our ability to take these actions;

•	fluctuations in our earnings as a result of potential changes to our valuation allowance(s) on our deferred tax assets;

•	any fluctuations in exchange and interest rates that could affect expenses and revenue;

•	the potential costs and difficulties in complying with a wide variety of foreign laws and regulations and any related changes, given the global scope of our operations;

•	rating agency actions, including a downgrade to our credit rating, that could inhibit our ability to borrow funds or the pricing thereof and in certain circumstances cause us to offer to buy back some of our debt;

•	a significant decline in the value of investments that fund our pension plans or changes in our pension plan liabilities or funding obligations;

•	our ability to achieve anticipated benefits of any acquisition or other transactions in which we may engage, including any revenue growth or operational efficiencies;

•	our ability to effectively integrate any acquisition into our business;

•	our inability to exercise full management control over our associates, such as Gras Savoye;

•	our ability to receive dividends or other distributions in needed amounts from our subsidiaries;

•	changes in the tax or accounting treatment of our operations and fluctuations in our tax rate;

•	any potential impact from the US healthcare reform legislation;

•	our involvement in and the results of any regulatory investigations, legal proceedings and other contingencies;

•	underwriting, advisory or reputational risks associated with non-core operations as well as the potential significant impact our non-core operations (including the Willis Capital Markets & Advisory operations) can have on our financial results;

•	our exposure to potential liabilities arising from errors and omissions and other potential claims against us;

•	the interruption or loss of our information processing systems, data security breaches or failure to maintain secure information systems; and

•	impairment of the goodwill in one of our reporting units, in which case we may be required to record significant charges to earnings.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For more information see the section entitled “Risk Factors” included in Willis’ Form 10-K for the year ended December 31, 2013 and our subsequent filings with the Securities and Exchange Commission. Copies are available online at http://www.sec.gov or www.willis.com.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

Non-GAAP supplemental financial information

This press release contains references to non-GAAP financial measures as defined in Regulation G of SEC rules. Consistent with Regulation G, a reconciliation of this supplemental financial information to our GAAP information is in the earnings release or the note disclosures that follow. We present such non-GAAP supplemental financial information, as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be viewed in addition to, not in lieu of, the Company’s condensed consolidated financial statements.

WILLIS GROUP HOLDINGS plc

CONDENSED CONSOLIDATED INCOME STATEMENTS

(in millions, except per share data)

(unaudited)

	Three months ended March 31,
	2014	2013 (1)
Revenues
Commissions and fees	$1,090	$1,046
Investment income	4	4
Other income	3	1

Total revenues	1,097	1,051

Expenses
Salaries and benefits (including share-based compensation of $14 million, $12 million)	570	568
Other operating expenses	165	162
Depreciation expense	23	26
Amortization of intangible assets	13	14

Total expenses	771	770

Operating income	326	281
Other (income) expense	—	(6)
Interest expense	32	31

Income before income taxes and interest in earnings of associates	294	256
Income tax charge	63	48

Income before interest in earnings of associates	231	208

Interest in earnings of associates, net of tax	19	15

Net income	250	223
Net income attributable to noncontrolling interests	(4)	(4)

Net income attributable to Willis Group Holdings plc	$246	$219

(1)	The 2013 income statement has been recast to conform to the current year presentation as disclosed in the Form 8-K filed on April 4, 2014.

WILLIS GROUP HOLDINGS plc

CONDENSED CONSOLIDATED INCOME STATEMENTS

(in millions, except per share data)

(unaudited)

	Three months ended March 31,
	2014	2013
Earnings per share – basic and diluted
Net income attributable to Willis Group Holdings plc shareholders
- Basic	$1.37	$1.27
- Diluted	$1.35	$1.24

Average number of shares outstanding
- Basic	179	173
- Diluted	182	176
Shares outstanding at March 31 (thousands)	179,249	173,878

WILLIS GROUP HOLDINGS plc

SUMMARY DRAFT BALANCE SHEETS

(in millions) (unaudited)

	March 31, 2014	December 31, 2013
Current assets
Cash & cash equivalents	$734	$796
Accounts receivable, net	1,185	1,041
Fiduciary assets	9,306	8,412
Deferred tax assets	16	15
Other current assets	204	197

Total current assets	11,445	10,461

Non-current assets
Fixed assets, net	482	481
Goodwill	2,835	2,838
Other intangible assets, net	339	353
Investments in associates	196	176
Deferred tax assets	6	7
Pension benefits asset	316	278
Other non-current assets	209	206

Total non-current assets	4,383	4,339

Total assets	$15,828	$14,800

Liabilities and equity
Current liabilities
Fiduciary liabilities	$9,306	$8,412
Deferred revenue and accrued expenses	371	586
Income taxes payable	53	21
Short-term debt and current portion of long-term debt	15	15
Deferred tax liabilities	36	25
Other current liabilities	495	415

Total current liabilities	10,276	9,474

Non-current liabilities
Long-term debt	2,307	2,311
Liability for pension benefits	130	136
Deferred tax liabilities	78	56
Provision for liabilities	211	206
Other non-current liabilities	354	374

Total non-current liabilities	3,080	3,083

Total liabilities	13,356	12,557

Equity attributable to Willis Group Holdings plc	2,442	2,215
Noncontrolling interests	30	28

Total equity	2,472	2,243

Total liabilities and equity	$15,828	$14,800

WILLIS GROUP HOLDINGS plc

SUMMARY DRAFT CASH FLOW STATEMENTS

(in millions) (unaudited)

	Three months ended March 31,
	2014	2013
Cash flows from operating activities
Net income	$250	$223
Adjustments to reconcile net income to total cash provided by operating activities	42	33
Changes in operating assets and liabilities, net of effects from purchased of subsidiaries	(287)	(217)

Net cash provided by operating activities	$5	$39

Net cash used in investing activities	$(21)	$(21)

Net cash (used in) provided by financing activities	$(49)	$18

(Decrease) increase in cash and cash equivalents	$(65)	$36
Effect of exchange rate changes on cash and cash equivalents	3	(5)
Cash and cash equivalents, beginning of period	796	500

Cash and cash equivalents, end of period	$734	$531

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

1.	Definitions of non-GAAP financial measures

We believe that investors’ understanding of the Company’s performance is enhanced by our disclosure of the following non-GAAP financial measures. Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Organic commissions and fees growth

Organic commissions and fees growth excludes: (i) the impact of foreign currency translation; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; and (iii) the net commission and fee revenues related to operations disposed of in each period presented, from reported commissions and fees growth.

We believe organic growth in commissions and fees provides a measure that the investment community may find helpful in assessing the performance of operations that were part of our operations in both the current and prior periods, and provides a measure against which our businesses may be assessed in the future.

Adjusted operating income, adjusted net income and adjusted net income per diluted share

Adjusted operating income, adjusted net income and adjusted net income per diluted share are calculated by excluding the impact of certain items from operating income, net income and net income per diluted share, respectively, the most directly comparable GAAP measures. We believe that excluding these items, as applicable, from operating income and net income, provides a more complete and consistent comparative analysis of our results of operations.

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

2.	Adjusted operating income

The following table reconciles operating income, the most directly comparable GAAP measure, to adjusted operating income, for the three months ended March 31, 2014 and 2013:

	Three months ended March 31,
	2014	2013	% Change
Operating income	$326	$281	16.0%
Excluding:
Expense reduction initiative	—	46

Adjusted operating income	$326	$327	(0.3)%

Operating margin, or operating income as a percentage of total revenues	29.7%	26.7%

Adjusted operating margin, or adjusted operating income as a percentage of total revenues	29.7%	31.1%

3.	Adjusted net income

The following table reconciles net income and net income per diluted share, the most directly comparable GAAP measures, to adjusted net income and adjusted net income per diluted share, for the three months ended March 31, 2014 and 2013:

	Three months ended March 31,			Per diluted share Three months ended March 31,
	2014	2013	% Change	2014	2013	% Change
Net income attributable to Willis Group Holdings plc	$246	$219	12.3%	$1.35	$1.24	8.9%
Excluding:
Net loss on disposal of operations, net of tax ($1, $nil)	2	—		0.01	—
Expense reduction initiative, net of tax ($nil, $8)	—	38		—	0.22

Adjusted net income	$248	$257	(3.5)%	$1.36	$1.46	(6.8)%

Average diluted shares outstanding	182	176

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

4.	Condensed consolidated income statements by quarter

	2013					2014
	Q1	Q2	Q3	Q4	FY	Q1
Revenues
Commissions and fees	$1,046	$885	$791	$911	$3,633	$1,090
Investment income	4	3	4	4	15	4
Other income	1	2	—	4	7	3

Total revenues	1,051	890	795	919	3,655	1,097

Expenses
Salaries and benefits	568	529	541	569	2,207	570
Other operating expenses	162	159	149	166	636	165
Depreciation expense	26	21	21	26	94	23
Amortization of intangible assets	14	14	14	13	55	13

Total expenses	770	723	725	774	2,992	771

Operating income	281	167	70	145	663	326
Loss on extinguishment of debt	—	—	60	—	60	—
Other (income) expense	(6)	(4)	(5)	(7)	(22)	—
Interest expense	31	32	30	33	126	32

Income (loss) before income taxes and interest in earnings of associates	256	139	(15)	119	499	294
Income tax charge	48	29	11	34	122	63

Income (loss) before interest in earnings of associates	208	110	(26)	85	377	231
Interest in earnings of associates, net of tax	15	(3)	(1)	(11)	—	19

Net income (loss)	223	107	(27)	74	377	250
Net income attributable to noncontrolling interests	(4)	(2)	—	(6)	(12)	(4)

Net income (loss) attributable to Willis Group Holdings plc	$219	$105	$(27)	$68	$365	$246

Diluted earnings per share
Net income (loss) attributable to Willis Group Holdings plc shareholders	$1.24	$0.59	$(0.15)	$0.37	$2.04	$1.35

Average number of shares outstanding
- Diluted	176	178	177	182	179	182

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

5.	Segment information by quarter

	2013					2014
	Q1	Q2	Q3	Q4	FY	Q1
Commissions and fees
Global	$427	$350	$289	$292	$1,358	$442
North America	355	327	322	345	1,349	369
International	264	208	180	274	926	279

Total commissions and fees	$1,046	$885	$791	$911	$3,633	$1,090

Total revenues
Global	$428	$352	$291	$293	$1,364	$446
North America	357	329	322	350	1,358	370
International	266	209	182	276	933	281

Total revenues	$1,051	$890	$795	$919	$3,655	$1,097

Operating income
Global	$187	$108	$47	$34	$376	$181
North America	82	55	46	66	249	96
International	78	26	(7)	81	178	84
Corporate and other(a)	(66)	(22)	(16)	(36)	(140)	(35)

Total operating income	$281	$167	$70	$145	$663	$326

Organic commissions and fees growth
Global	3.4%	8.5%	4.5%	0.3%	4.3%	2.0%
North America	4.4%	5.5%	3.8%	5.6%	4.8%	4.7%
International	4.5%	4.2%	11.4%	4.8%	5.8%	7.2%

Total organic commissions and fees growth	4.1%	6.3%	5.7%	3.7%	4.9%	4.2%

Operating margin
Global	43.7%	30.7%	16.2%	11.6%	27.6%	40.6%
North America	23.0%	16.7%	14.3%	18.9%	18.3%	25.9%
International	29.3%	12.4%	(3.8)%	29.3%	19.1%	29.9%
Total operating margin	26.7%	18.8%	8.8%	15.8%	18.1%	29.7%

(a)	Corporate and other includes certain leadership, project and other costs relating to group functions and the non-servicing or financing elements of the defined benefit pension scheme cost (income), as well as items such as expense reduction initiative costs.